Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 for the registration of 410,000 shares of its common stock and to the incorporation by reference therein of our report dated May 16, 2003 with respect to the financial statements of CardioTech International, Inc. and our report dated May 23, 2003 with respect to the financial statements of Gish Biomedical, Inc. for the year ended March 31, 2003 included in CardioTech International, Inc.'s Annual Report on Form 10-KSB.

/s/ Ernst & Young, LLP
Boston, Massachusetts
November 26, 2003